Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

TRANSPORTATION AND LOGISTICS SYSTEMS, INC.

Pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Act”), the undersigned corporation adopts the following Amendment to Amended and Restated Articles of Incorporation.

1. NAME OF CORPORATION. The name of the corporation is Transportation and Logistics Systems, Inc. (the “Corporation”).

2. AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION. The amendment adopted by the Corporation is set out in full as follows:

Section A of Article III of the Amended and Restated Articles of Incorporation is amended by deleting the existing Section A of Article III in its entirety and replacing it with the new Section A of Article III stated in its entirety below and identified or referenced as follows:

ARTICLE III

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 4,010,000,000 shares. 4,000,000,000 shares shall be Common Stock, par value $0.001 per share, and 10,000,000 shares shall be Preferred Stock, par value $0.001 per share.

3. STOCKHOLDER APPROVAL. This Certificate of Amendment to the Amended and Restated Articles of Incorporation has been approved by the Stockholders pursuant to the Nevada Corporations Act.

4. EFFECTIVE DATE OF FILING. This Certificate of Amendment to the Amended and Restated Articles of Incorporation shall be effective at 12:01 A.M. Pacific Time on July 20, 2020.

IN TESTIMONY HEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Articles of Incorporation as of June 29, 2020.

/s/ John Mercadante
John Mercadante
Chief Executive Officer